EXHIBIT h(1)(ii)

December 9, 2005	Our Matter Number: 1054672
Icahn Partners Master Fund LP
Icahn Partners LP
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, NY 10153
Dear Sirs:
We have acted as your special United States tax counsel in connection with the Offer to Purchase by Icahn Partners LP and Icahn Partners Master Fund LP of up to 29,648,400 of the issued and outstanding common shares of Fairmont Hotels & Resorts, Inc., dated December 9, 2005 included in Schedule T-0 filed with the Securities and Exchange Commission (the “Offer to Purchase”). We hereby confirm to you our opinion as set forth under the heading “Certain United State Federal Income Tax Considerations” in the Offer to Purchase.
We hereby consent to the filing of this opinion as an exhibit to the Schedule T-0 and to the reference to us under the heading “Certain United States Federal Income Tax Considerations” in the Offer to Purchase. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours very truly,
OSLER, HOSKIN & HARCOURT LLP